 IAN CHAO PROMOTED TO VICE PRESIDENT OF COMMERCIAL
--Succeeds Former VP of Commercial SB Cha--

Cambridge, United Kingdom - March XX, 2007 - Cambridge Display Technology (CDT) (NASDAQ:OLED) today announced that Ian Chao, 44, has been promoted to Vice President - Commercial, succeeding SB Cha, who is resigning to pursue another venture. In this new position, Chao will oversee all of CDT's commercial activity, including business development and marketing. In addition, Chao will continue to oversee the company's Asia business development activities.

"On behalf of the entire CDT team, I would like to extend our heartfelt appreciation to SB Cha for his years of dedicated service to the company involving very heavy international travel. He has played a very big role in expanding CDT's commercial offer to the display industry and we wish him well in his future endeavors," said David Fyfe, Chief Executive Officer of CDT. "While we are sad to see SB go, Ian was a natural choice to succeed him. Since joining CDT in 2003, Ian has been instrumental in expanding our relationships in Asia and a key contributor to CDT's overall commercial development efforts."

Prior to joining CDT, Chao was General Manager for Applied Materials' Asia Chemical Mechanical Polishing Group, where he was responsible for managing all of the group's business development activities. He received his Masters degree in materials science and engineering from University of Texas at El Paso and also earned an MBA from Purdue University.

About CDT
Cambridge Display Technology is a pioneer in the development of polymer organic light emitting diodes (P-OLEDs) and their use in a wide range of electronic display products used for information management, communications and entertainment. P-OLEDs are part of the family of OLEDs, which are thin, lightweight and power efficient devices that emit light when an electric current flows. P-OLEDs offer an enhanced visual experience and superior performance characteristics compared with other flat panel display technologies such as liquid crystal displays, and have the key advantage that they can be applied in solution using printing processes. Founded in 1992, the company is headquartered in Cambridge, UK and listed on the US NASDAQ Global Market under the symbol 'OLED'. In 2005, CDT and Sumitomo Chemical established a joint venture called Sumation(r) which develops, manufactures and sells P-OLED materials to the display industry. More information on CDT can be found at: www.cdtltd.co.uk

Investor Relations Contact:
The Piacente Group, Inc.
E.E. Wang
212-481-2050